FORM 3

                    UNITED STATES
         SECURITIES AND EXCHANGE COMMISSION          _____________________
                WASHINGTON, D.C.  20549             |    OMB APPROVAL     |
                                                    |---------------------|
                 INITIAL STATEMENT OF               |OMB NUMBER: 3235-0104|
          BENEFICIAL OWNERSHIP OF SECURITIES        |EXPIRES:             |
                                                    |   SEPTEMBER 30, 1998|
      Filed pursuant to Section 16(a) of the        |ESTIMATED AVERAGE    |
        Securities Exchange Act of 1934,            |BURDEN HOURS         |
       Section 17(a) of the Public Utility          |PER RESPONSE..... 0.5|
         Holding Company Act of 1935                |_____________________|
      or Section 30(f) of the Investment
             Company Act of 1940

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1.  Name and Address of Reporting Person
         Brera Capital Partners Limited Partnership
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        (Last)                      (First)                    (Middle)

               712 Fifth Avenue, 34th Floor
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                                  (Street)

       New York                     NY                          10019
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       (City)                      (State)                      (Zip)

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2.  Date of Event Requiring Statement (Month/Day/Year)
        November 29, 2000
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3.  I.R.S. Identification Number of Reporting Person, if an entity
    (voluntary)

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4.  Issuer Name and Ticker or Trading Symbol
        Classic Communications, Inc. (CLSC)
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5.  Relationship of Reporting Person(s) to Issuer (Check all applicable)
    ( X ) Director
    ( X ) 10% Owner
    (   ) Officer (give title below)
    (   ) Other (specify title below)

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6.  If Amendment, Date of Original (Month/Day/Year)
        December 7, 1999
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7.  Individual or Joint/Group Filing (Check Applicable Line)
       Form filed by One Reporting Person
    ---
     x/ Form filed by More than One Reporting Person
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TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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|1. Title of Security|2. Amount of   |3. Ownership   |4. Nature of        |
|   (Instr. 4)       |   Securities  |   Form: Direct|   Indirect         |
|                    |   Beneficially|   (D) or      |   Beneficial       |
|                    |   Owned       |   Indirect (I)|   Ownership        |
|                    |   (Instr. 4)  |   (Instr. 5)  |   (Instr. 5)       |
|--------------------|---------------|---------------|--------------------|

Class B Voting Common    6,490,734         I          by Brera Classic LLC,
Stock                                                 an indirect subsidiary
                                                      of Brera Capital
                                                      Partners Limited
                                                      Partnership
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TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED
          (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1. Title of Derivative Security (Instr. 4)
   None
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2. Date Exercisable and Expiration Date (Month/Day/Year)

     ------------------------                  -------------------------
         Date Exercisable                            Expiration Date
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3. Title and Amount of Securities Underlying Derivative Security (Instr. 4)

   --------------------------------        -------------------------------
               Title                          Amount or Number of Shares
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4. Conversion or Exercise Price of Derivative Security

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5. Ownership Form of Derivative Security: Direct(D) or Indirect(I)
   (Instr. 5)

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6. Nature of Indirect Beneficial Ownership (Instr. 5)


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   EXPLANATION OF RESPONSES:

    /s/ Alberto Cribiore, as authorized signatory
   for BCP Investors, LLC, general partner of
   Brera Capital Partners Limited Partnership                   12/6/00
  --------------------------------------------------        --------------
    **  SIGNATURE OF REPORTING PERSON                             DATE

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   **  INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL
       CRIMINAL VIOLATIONS. SEE 18 U.S.C. 1001 AND 15 U.S.C. 78ff(a).

  NOTE: FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED. IF SPACE IS INSUFFICIENT, SEE INSTRUCTION 6 FOR PROCEDURE.

  POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB NUMBER.
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                          Joint Filer Information


Name:                               Alberto Cribiore

Address:                            c/o Brera Capital Partners, LLC,
                                    712 Fifth Avenue, 34th Floor
                                    New York, NY  10019

Designated Filer:                   Brera Capital Partners Limited Partnership

Issuer & Ticker Symbol:             Classic Communications, Inc. (CLSC)

Date of Event Requiring Statement:  12/7/99

Signature:                          /s/  Alberto Cribiore



                          Joint Filer Information


Name:                               Lisa A. Hook

Address:                            c/o Brera Capital Partners, LLC,
                                    712 Fifth Avenue, 34th Floor
                                    New York, NY  10019

Designated Filer:                   Brera Capital Partners Limited Partnership

Issuer & Ticker Symbol:             Classic Communications, Inc. (CLSC)

Date of Event Requiring Statement:  12/7/99

Signature:                          /s/  Lisa A. Hook



                          Joint Filer Information


Name:                               BCP Investors, LLC

Address:                            c/o Brera Capital Partners, LLC,
                                    712 Fifth Avenue, 34th Floor
                                    New York, NY  10019

Designated Filer:                   Brera Capital Partners Limited Partnership

Issuer & Ticker Symbol:             Classic Communications, Inc. (CLSC)

Date of Event Requiring Statement:  12/7/99

Signature:                          /s/  Alberto Cribiore, as authorized
                                    signatory for BCP Investors, LLC,
                                    for Brera Capital Partners Limited
                                    Partnership



                          Joint Filer Information


Name:                               John Geisler

Address:                            c/o Brera Capital Partners, LLC,
                                    712 Fifth Avenue, 34th Floor
                                    New York, NY  10019

Designated Filer:                   Brera Capital Partners Limited Partnership

Issuer & Ticker Symbol:             Classic Communications, Inc. (CLSC)

Date of Event Requiring Statement:  11/29/00

Signature:                          /s/  John Geisler